QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

FOREST OIL CORPORATION
List of Subsidiaries of the Registrant
As of December 31, 2005

State of Incorporation
U.S. Subsidiaries
Forest Energy Resources, Inc.*	Delaware
Forest Oil Panhandle Resources L.P.	Texas
Forest Oil Permian Corporation	Delaware
Canadian Subsidiary
Canadian Forest Oil Ltd.	Alberta

*
On March 2, 2006, in connection with a spin-off transaction, Forest Energy Resources, Inc. merged with a subsidiary of Mariner Energy, Inc.

QuickLinks

FOREST OIL CORPORATION List of Subsidiaries of the Registrant As of December 31, 2005